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                                                                 Exhibit (d)(13)


                         MANAGEMENT AGREEMENT SUPPLEMENT

                           ASSET ALLOCATION PORTFOLIOS


      AGREEMENT, made as of the ____ day of February, 2006, by and between MainStay VP Series Fund, Inc. (the "Company") and New York Life Investment Management LLC (the "Manager").

      WHEREAS, the Company is an open-end management investment company, organized as a Maryland corporation, and consists of such separate investment series as have been or may be established and designated by the Directors of the Company from time to time;

      WHEREAS, two separate classes of shares of the Company are offered to investors with respect to each investment series;

      WHEREAS, the Company has adopted a Master Management Agreement ("Master Agreement") dated May 15, 2001, pursuant to which the Company has appointed the Manager to provide the investment advisory and related administrative services specified in that Master Agreement;

      WHEREAS, the Conservative Allocation Portfolio, Moderate Allocation Portfolio, Moderate Growth Allocation Portfolio, and Growth Allocation Portfolio (the "Portfolios," each a "Portfolio") are separate investment series of the Company; and

      WHEREAS, the Portfolios will invest primarily in the securities issued by other series of the Company (the "Underlying Funds");

      NOW, THEREFORE, the Directors of the Company hereby take the following actions, subject to the conditions set forth:

      1. As provided for in the Master Agreement, the Company hereby adopts the Master Agreement with respect to the Portfolios, and the Manager hereby acknowledges that the Master Agreement shall pertain to the Portfolios, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

      2. The term "Portfolio" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Portfolios.


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      3. As provided in the Master Agreement and subject to further conditions as set forth therein, the Portfolios shall pay the Manager no compensation. The Manager will receive compensation in connection with Portfolio assets invested in an Underlying Fund pursuant to the Master Agreement or other management or investment advisory agreement applicable to the Underlying Fund.

      4. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the Portfolios on February ____, 2006 and shall continue in effect with respect to each Portfolio for a period of two years from the date hereof and from year to year thereafter, but only so long as such continuance is specifically approved at least annually in conformity with the requirements of the Investment Company Act of 1940 (the "1940 Act") and the rules thereunder. This Agreement may be terminated with respect to any Portfolio at any time, without payment of any penalty, by vote of a majority of the outstanding voting securities of the Portfolio (as defined in the 1940 Act) or by vote of a majority of the Company's Board of Directors, or by the Manager at any time, without the payment of any penalty, on not more than sixty (60) days' nor less than thirty (30) days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.


                                         MAINSTAY VP SERIES FUND, INC.


                                         By:__________________________
                                            Name:    Marguerite E.H. Morrison
                                            Title:   Secretary



                                         NEW YORK LIFE INVESTMENT MANAGEMENT LLC


                                         By:_________________________
                                            Name:  Gary E. Wendlandt
                                            Title: Chairman and Chief
                                                   Executive Officer